Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-108149 of WPP plc on Form S-8 of our report dated June 24, 2009 appearing in this Annual Report on Form 11-K of J. Walter Thompson Company U.S. Employees’ Profit Sharing and Matched Savings Plan for the year ended December 31, 2008.

/s/ Bencivenga Ward & Company, CPA’s, P.C.

Bencivenga Ward & Company, CPA’s, P.C.

Valhalla, New York

June 29, 2009